Exhibit 10.33

CALLAWAY GOLF COMPANY

EMPLOYEE STOCK PURCHASE PLAN

(as Amended and Restated Effective as of February 1, 2006)

The Callaway Golf Company Employee Stock Purchase Plan (the “Plan”) (formerly the Callaway Golf Company 1999 Employee Stock Purchase Plan) is hereby amended and restated as follows.

1.	Definitions

As used in the Plan the following terms shall have the meanings set forth below:

“Applicable Percentage” means the percentage used to determine the Exercise Price of shares with respect to a given Offering Period as determined by the Committee pursuant to Section 9 below.

“Board” means the Board of Directors of the Company.

“Bonus Compensation” means, with respect to each Participant for each calendar year or other period with respect to which a cash bonus is payable to such Participant, the amount of the cash bonus payable to such Participant for such calendar year or other period. Except as otherwise determined by the Committee, Bonus Compensation does not include:

(i) any amounts contributed by the Company or a Participating Subsidiary to any pension plan, deferred compensation plan, or other similar plan;

(ii) any automobile or relocation allowances (or reimbursement for any such expenses); or

(iii) any amounts paid as a starting bonus or finder’s fee.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the committee appointed by the Board to administer the Plan as described in Section 4 below.

“Common Stock” means the Common Stock, $0.01 par value, of the Company.

“Company” means Callaway Golf Company, a Delaware corporation.

“Continuous Employment” means the absence of any interruption or termination of service as an Employee with the Company and/or its Participating Subsidiaries. Continuous Employment shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

“Eligible Employee” means, subject to limitations imposed by Section 423(b) of the Code, any Employee who is Continuously Employed by the Company or a Participating Subsidiary during the six (6) month period ending on a Grant Date. Each Employee who is an Eligible Employee as of a Grant Date shall be eligible to participate in the Plan for the Offering Period beginning on that Grant Date.

“Eligible Regular Compensation” means, with respect to each Participant for each pay period, except as otherwise determined by the Committee, the full base salary, wages, overtime pay and shift premiums paid to such Participant by the Company or a Participating Subsidiary, and does not include:

(i) bonuses,

(ii) any amounts contributed by the Company or a Participating Subsidiary to any pension plan or plan of deferred compensation,

(iii) any automobile or relocation allowances (or reimbursement for any such expenses),

(iv) any amounts paid as a starting bonus or finder’s fee,

(v) commissions,

(vi) any amounts realized from the exercise of qualified or non-qualified stock options,

(vii) any amounts paid by the Company or a Participating Subsidiary for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, or perquisites, or paid in lieu of such benefits, such as cash-out of credits generated under a plan qualified under Code Section 125, or

(viii) other similar forms of extraordinary compensation.

“Employee” means any person, including an officer, who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Participating Subsidiaries.

“ESPP Broker” has the meaning set forth in Section 17.

“Exercise Date” means the last day of each Offering Period.

“Exercise Price” means the price per share of shares offered in a given Offering Period determined as provided in Section 9 below.

“Fair Market Value” means, with respect to a share of Common Stock as of any Grant Date or Exercise Date, the closing price of such Common Stock on the New York Stock Exchange on such date, as reported in the Wall Street Journal or any other reliable source. In the event that such a closing price is not available for a Grant Date or an Exercise Date, the Fair Market Value of a share of Common Stock on such date shall be the closing price of a share of the Common Stock on the New York Stock Exchange on the last business day prior to such date or such other amount as may be determined by the Committee by any fair and reasonable means.

“Grant Date” means the first day of each Offering Period.

“Offering Period” means a period of six (6) months during which an option granted pursuant to the Plan may be exercised. A new Offering Period shall begin on each February 1 and August 1.

“Participant” means an Eligible Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided in Section 6 below.

“Participating Subsidiary” means any Subsidiary other than a Subsidiary excluded from participation in the Plan by the Committee, in its sole discretion.

“Plan” means this Callaway Golf Company Employee Stock Purchase Plan.

“Plan Contributions” means, with respect to each Participant, the payroll deductions and bonus deductions withheld from the Eligible Regular Compensation, commissions and/or Bonus Compensation, respectively, of such Participant and contributed to the Plan for such Participant as provided in Section 7 of the Plan, and any other amounts contributed to the Plan for such Participant in accordance with the terms of the Plan.

“Subsidiary” means any corporation, domestic or foreign, of which the Company owns, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests and that otherwise qualifies as a “subsidiary corporation” within the meaning of Section 424(f) of the Code or any successor thereto.

2.	Purpose of the Plan

The purpose of the Plan is to maintain a competitive equity compensation program to attract, motivate, retain and compensate present and future employees of the Company and its Participating Subsidiaries and to provide incentive for such employees to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Common Stock, and therefore more closely align the interests of the employees and the shareholders. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of that Section of the Code.

3.	Shares Reserved for the Plan

There shall be reserved for issuance and purchase by Employees under the Plan an aggregate of 6 million shares of Common Stock, subject to adjustment as provided in Section 14 below. Shares of Common Stock subject to the Plan may be newly issued shares, shares reacquired in private transactions or open market purchases, or shares held in trust for issuance under the Plan. If and to the extent that any right to purchase reserved shares shall not be exercised by any Employee for any reason or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated, but all shares sold under the Plan, regardless of source, shall be counted against the limitation set forth above.

4.	Administration of the Plan

(a) The Plan shall be administered by a Committee appointed by, and which shall serve at the pleasure of, the Board. The Committee shall consist of not less than two (2) members of the Board who are not officers or employees of the Company or of any of its Subsidiaries and the composition of the Committee shall be in accordance with the requirements to obtain or retain any available exemption from the operation of Section 16(b) of the Securities Exchange Act of 1934. The Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, all of which actions and determinations shall be final, conclusive and binding on all persons. The Committee may delegate any of its duties hereunder to the Company’s Chief Executive Officer and, in such case, any reference to the Committee shall also be deemed to include the Chief Executive Officer.

(b) The Committee may request advice or assistance or employ such other persons as it in its absolute discretion deems necessary or appropriate for the proper administration of the Plan, including, but not limited to employing a brokerage firm, bank or other financial institution to assist in the purchase of shares, delivery of reports or other administrative aspects of the Plan.

5.	Offering Periods

The Plan shall be implemented by Offering Periods. The Committee shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without shareholder approval.

6.	Election to Participate in the Plan

(a) Each Eligible Employee may elect to participate in an Offering Period under the Plan by completing an enrollment agreement in the form provided by the Company and filing such enrollment agreement with the Company prior to the applicable Grant Date of such Offering Period, unless another time for filing the enrollment form is set by the Committee for all Eligible Employees with respect to a given Offering Period. An Eligible Employee may participate in an Offering Period only if, as of the Grant Date of such Offering Period, such Employee is not participating in any prior Offering Period that is continuing at the time of such proposed enrollment.

(b) Except as otherwise determined by the Committee under rules applicable to all Eligible Employees, payroll deductions for a Participant shall commence on the first payroll date following the Grant Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 11.

(c) Unless a Participant elects otherwise prior to the Grant Date of the immediately succeeding Offering Period, an Eligible Employee who is participating in an Offering Period as of the last Exercise Date of such Offering Period (the “Prior Offering Period”) shall be deemed (i) to have elected to participate in the immediately succeeding Offering Period and (ii) to have authorized the same payroll deduction for such immediately succeeding Offering Period as was in effect for such Participant immediately prior to the expiration or termination of the Prior Offering Period.

7.	Payroll Deductions/Bonus Contributions

(a) Except as authorized by the Committee pursuant to Section 7(c) below, all Participant contributions to the Plan shall be made only by payroll deductions. At the time a Participant files the enrollment agreement with respect to an Offering Period, the Participant may authorize payroll deductions to be made on each payroll date during the Offering Period in an amount of from 1% to 15% (or such other percentage as determined by the Committee) of the Eligible Regular Compensation which the Participant receives on each payroll date during such Offering Period. The amount of such payroll deductions shall be a whole percentage (i.e., 1%, 2%, 3%, etc.) of the Participant’s Eligible Regular Compensation. In addition, if permitted by the Committee, a separate deduction may be made for commissions paid to salespersons, provided that such deductions shall be an amount of from 1% to 15% (or such other percentage as determined by the Committee) of commissions and shall be a whole percentage and may be made only at the beginning of each Offering Period. In addition, a Participant may designate on a designation form all or some portion of such Participant’s Bonus Compensation as a Plan Contribution. Elections for deduction amounts with respect to a Participant’s Bonus Compensation may be made at the beginning of each Offering Period.

(b) A Participant may as of the beginning of any Offering Period reduce or increase (subject to the limitations of Section 7(a) above) the rate of his or her Eligible Regular Compensation, Bonus Compensation or commission deductions by completing and filing with the Company prior to the first day of such Offering Period a change notice in the form provided by the Company. In addition, a Participant may at any time during an Offering Period (but no more than once during each Offering Period) reduce the rate of his or her Eligible Regular Compensation, Bonus Compensation or commission deductions by completing and filing with the Company a change notice in the form provided by the Company. Any such reduction in the rate of a Participant’s Eligible Regular Compensation, Bonus Compensation or commission deductions shall be effective as of the pay period specified by the Participant in the Participant’s change notice, but in no event sooner than as may practicably be implemented by the Company. Any increase in the rate of a Participant’s Eligible Regular Compensation, Bonus Compensation or commission deductions and, except as expressly provided above in this Section 7(b), any reduction in the rate of a Participant’s Eligible Regular Compensation, Bonus Compensation or commission deductions shall be effective only as of the first day of the next Offering Period.

(c) Notwithstanding anything to the contrary in the foregoing, the Committee may permit Participants to make additional contributions to the Plan subject to such terms and conditions as the Committee may in its discretion determine. All such additional contributions shall be made in a manner consistent with the provisions of Section 423 of the Code or any successor thereto, and shall be held in Participants’ accounts and applied to the purchase of shares of Common Stock pursuant to options granted under this Plan in the same manner as payroll deductions contributed to the Plan as provided above.

(d) All Plan Contributions made for a Participant shall be deposited in the Company’s general corporate account and shall be credited to the Participant’s account under the Plan. No interest shall accrue or be credited with respect to a Participant’s Plan Contributions. All Plan Contributions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Plan Contributions from any other corporate funds.

8.	Grant of Options

(a) On the Grant Date of each Offering Period, subject to the limitations set forth in Sections 3 and 8(b) hereof, each Eligible Employee shall be granted an option to purchase on each Exercise Date during such Offering Period (at the Exercise Price determined as provided in Section 9 below) a number of shares of the Company’s Common Stock determined by dividing such Eligible Employee’s Plan Contributions accumulated prior to such Exercise Date and retained in his or her account as of the Exercise Date by the Exercise Price determined as provided in Section 9 below.

(b) Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) which permits such Employee’s rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

9.	Exercise Price

The Exercise Price of each of the shares offered in a given Offering Period shall be the Applicable Percentage of the Fair Market Value of a share of Common Stock on the Exercise Date. The Applicable Percentage with respect to each Offering Period shall be 100% reduced by such number of percentage points (if any), not in excess of fifteen (15), as the Committee shall determine. For example, if the Committee determines to allow the maximum reduction of fifteen (15) percentage points with respect to an Offering Period, the Applicable Percentage with respect to such Offering Period will be 85%. The Committee shall establish the Applicable Percentage with respect to a given Offering Period not less than fifteen (15) days prior to the Grant Date with respect to such Offering Period; provided, however, that in the event that the Committee does not so establish the Applicable Percentage with respect to an Offering Period, the Applicable Percentage with respect to such Offering Period shall be the same Applicable Percentage as was in effect with respect to the immediately preceding Offering Period.

10.	Exercise of Options

Unless the Participant withdraws from the Plan as provided in Section 11 below, the Participant’s option for the purchase of shares will be exercised automatically on each Exercise Date, and the maximum number of shares (including, except as otherwise provided by the Committee, fractional shares) subject to option will be purchased for the Participant at the applicable Exercise Price with the accumulated Plan Contributions credited to the Participant’s account under this Plan. Any amount remaining in the Participant’s account after such purchase shall be returned to the Participant.

11.	Withdrawal; Termination of Employment

(a) A Participant may withdraw all but not less than all of the Plan Contributions credited to the Participant’s account under the Plan at any time by giving written notice to the Company. All of the Participant’s Plan Contributions credited to the Participant’s account will be paid to him or her as soon as administratively practical after receipt of the Participant’s notice of withdrawal, the Participant’s participation in the Plan will be automatically terminated, and no further payroll deductions for the purchase of shares will be made. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan (a “Former Participant”) unless the Former Participant enrolls in a subsequent Offering Period in accordance with Section 6(a) hereof.

(b) Upon termination of a Participant’s employment with the Company and/or its Participating Subsidiaries prior to the Exercise Date of an Offering Period for any reason, including retirement or death, the Plan Contributions credited to the Participant’s account will be returned to the Participant or, in the case of death, to the Participant’s estate, as soon as administratively practical, and the Participant’s options to purchase shares under the Plan will be automatically terminated.

(c) In the event a Participant fails to maintain his or her status as an Employee during an Offering Period, the Participant will be deemed to have elected to withdraw from the Plan, the Plan Contributions credited to the Participant’s account will be returned to the Participant as soon as administratively practical, and the Participant’s options to purchase shares under the Plan will be terminated.

(d) A Participant’s withdrawal from an Offering Period will not have any effect upon the Participant’s eligibility to participate in any succeeding Offering Periods or in any similar plan that may hereafter be adopted by the Company.

12.	Transferability

Options to purchase Common Stock granted under the Plan are not transferable by a Participant and are exercisable during a Participant’s lifetime only by the Participant.

13.	Reports

Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants semi-annually in due course following each Exercise Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

14.	Adjustments Upon Changes in Capitalization

(a) If the outstanding shares of Common Stock of the Company are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, upon authorization of the Committee, appropriate adjustments shall be made in the number and/or kind of shares, and the per-share option price thereof, which may be issued in the aggregate and to any Participant upon exercise of options granted under the Plan.

(b) In the event of the sale, merger, dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.

(c) In all cases, the Committee shall have full discretion to exercise any of the powers and authority provided under this Section 14, and the Committee’s actions hereunder shall be final and binding on all Participants. No fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 14.

15.	Amendment of the Plan

The Board may at any time, or from time to time, amend the Plan in any respect and for whatever reason; provided, however, that the Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto, including, without limitation, shareholder approval if required.

16.	Termination of the Plan

The Plan and all rights of Employees hereunder shall terminate on the earliest of:

(a) the Exercise Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan;

(b) such date as is determined by the Board in its discretion and for whatever reason; or

(c) the tenth anniversary of the date the Plan is approved by the Company’s shareholders pursuant to Section 19 hereof.

In the event that the Plan terminates under circumstances described in Section 16(a) above, reserved shares remaining as of the termination date shall be sold to Participants on a pro rata basis.

17.	Brokerage Account/Notice of Disposition

(a) If the Committee designates or approves one or more stock brokerage or other financial services firms (collectively, the “ESPP Broker”) to hold shares purchased under the Plan for the accounts of Participants, the following procedures shall apply if so determined by the Committee. Promptly following each Exercise Date, the number of shares of stock purchased by each Participant shall be deposited into an account established in the Participant’s name with the ESPP Broker. A Participant shall be free to undertake a sale of the shares of stock in his or her account at any time, but, in the absence of such a sale, the shares must remain in the Participant’s account at the ESPP Broker for a period of at least two (2) years after the beginning of the Offering Period (or, if later, one (1) year after the applicable Exercise Date) with respect to which the shares were purchased. With respect to shares of stock for which the two (2) year (or, if applicable, one (1) year) requirement described in the previous sentence has been satisfied, the Participant may move those shares to another brokerage account of the Participant’s choosing or request that a stock certificate be issued and delivered to him or her. Dividends paid in the form of shares of stock with respect to stock in a Participant’s account with the ESPP Broker shall be credited to such account.

(b) By participating in the Plan, each Participant agrees to promptly give the Company notice of any stock disposed of within the later of one year from the Exercise Date and two years from the first day of the Offering Period for such stock, showing the number of such shares disposed of and the Exercise Date and Offering Period for such Stock. This notice shall not be required if and so long as the Committee has a designated ESPP Broker.

18.	Notices

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

19.	Shareholder Approval

This amendment and restatement of the Plan shall be subject to approval by the shareholders of the Company within twelve months before or after the date the amended and restated Plan is adopted by the Board. If such shareholder approval is obtained at a duly held shareholders’ meeting, it may be obtained by the affirmative vote of the holders of a majority of the outstanding shares of the Company present or represented and entitled to vote thereon. If such shareholder approval is not obtained, the amended and restated Plan shall be null and void and shall have no effect.

20.	Conditions Upon Issuance of Shares

(a) The Plan, the grant and exercise of options to purchase shares of Common Stock under the Plan, and the Company’s obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required.

(b) The Company may make such provisions as it deems appropriate for withholding by the Company pursuant to federal or state income tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participant of any Common Stock acquired pursuant to the Plan. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant.

21.	Expenses of the Plan

All costs and expenses incurred in administering the Plan shall be paid by the Company, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the account of such Participant by the Company. Any brokerage fees for the purchase of shares by a Participant shall be paid by the Company, but any brokerage fees for the sale of shares by a Participant shall be borne by the Participant.

22.	No Employment or Shareholder Rights

(a) The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company’s right to terminate, or otherwise modify, an employee’s employment at any time.

(b) With respect to shares of stock subject to an option under the Plan, a Participant shall not be deemed to be a shareholder of the Company, and he or she shall not have any of the rights or privileges of a shareholder. A Participant shall have the rights and privileges of a shareholder of the Company when, but not until, a certificate or its equivalent has been issued to the Participant for the shares following exercise of the Participant’s option.

23.	Applicable Law

This Plan and all matters hereunder shall be governed by and construed in accordance with the internal laws of the State of Delaware and applicable federal law.